SCOLR Pharma, Inc. Reports 2009 Full-Year Financial Results

BOTHELL, WA, March 24, 2010, - SCOLR Pharma, Inc. (NYSE AMEX: DDD) today reported financial results for the twelve months ended December 31, 2009.  The Company will host a live conference call on March 31, 2010, at 11:30 a.m. (Eastern Standard Time).

Stephen J. Turner, SCOLR Pharma’s President and CEO, said, “2009 was a pivotal and transformational year for the company; we developed several differentiated extended release nutritional products in support of our direct sales efforts, moved pseudoephedrine forward towards an expected 2010 FDA approval and eventual commercialization, and we dramatically lowered our cost structure, providing us with a much lower break-even threshold than in the past. The results of our business efforts and cost cuts in the later part of 2009 have repositioned the company.

“One of our major priorities is to maximize the competitive advantage our technology provides to a broad range of nutritional products. We now have an extensive and differentiated nutritional product portfolio that is expected to result in increasing sales throughout 2010 as we continue to grow our distribution in key retailers and multiple channels of trade.

“We believe our 12 hour Ibuprofen formulation, based on the positive safety and efficacy results from our Phase III trial, may provide significant benefits to the consumer.  With the recent acquisition of the Nuprin® brand name, we are in an enhanced position to move our product forward in this very large and growing global market, either with a partner, or alone.

“We have improved our financial strength with the recent completion of a financing that provided the Company with net proceeds of approximately $3.6 million. These additional resources will enable us to further expand our commercialization and development efforts.”

Highlights include the following:

•	We formulated and transferred more than 10 differentiated extended release nutritional supplement products in preparation for our new product launch and direct sales efforts in 2010.

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We retained a commission based sales/marketing broker to aid in the introduction of our extended release nutritional supplements. Numerous meetings have taken place with a number of large national retailers.

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We renegotiated our lease and rent expense with our landlord providing near term relief and a reduction in our total square footage and lease obligation.  In addition, we have entered into a sublease arrangement further reducing our cost structure.

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We continued to manage our Abbreviated New Drug Application, or ANDA filing and all minor deficiencies have been addressed in amendments which are currently under review. We anticipate U.S. Food and Drug Administration, or FDA approval later this year.

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We completed our pivotal Phase III trial demonstrating safety and efficacy of our 12 hour 600mg controlled release ibuprofen for the OTC market. We are currently working with the FDA, as we seek to complete the remaining activities required in our New Drug Application, or NDA, on the product formulation.  The FDA will require completion of an actual use study (AUS) meant to simulate how consumers use the product in an OTC environment prior to submission of our NDA.  The information gathered will be utilized to assess safety and compliance.

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We recently completed a private placement of units consisting of one share of common stock and a warrant to purchase one-fifth of one share of common stock at a purchase price of $0.50 per unit.  We sold an aggregate of 8,260,000 shares of our common stock and warrants to purchase 2,230,200 shares of our common stock in the offering. The warrants have an exercise price of $0.75 per share.  Net proceeds of the offering were approximately $3.6 million after placement agent fees, expenses of registration, and other direct and incremental offering costs.

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We recently acquired rights to the Nuprin® name in connection with sales of ibuprofen.  SCOLR purchased all right, title and interest of Advanced Healthcare Distributors, LLC to the Nuprin® name, including its portfolio of global registrations (exclusive of Canada).  Advanced Healthcare Distributors, LLC is an affiliate of CVS Caremark Corporation.

Rick Levy, Vice President and Chief Financial Officer, said, “We are committed to actively manage our cost structure as we execute our strategic plan to ensure that our costs are commensurate with our business plan. We will continue to monitor and evaluate our cost structure relative to our development programs and plans for growth as we move forward.”

Total revenues for the year ended December 31, 2009 were $935,000, a decrease of 2% compared to $958,000 for 2008.

SCOLR has continued to make significant improvements to its operating efficiencies as compared to a year ago. For the year ended December 31, 2009, the Company's marketing and selling expenses decreased 71%, or $479,000, to $194,000, compared to $673,000 in 2008. General and administrative expenses increased 15%, or $659,000, to $5.0 million for the year ended December 31, 2009, compared to $4.4 million in 2008. General and administrative expenses were negatively impacted by an increase of personnel related expenses of approximately $1.5 million due to the recognition of approximately $669,000 of severance costs associated with the departure of the Company’s former Chief Executive Officer and former Senior Vice President of Business and Legal Affairs, and an approximately $797,000 increase in non-cash, share-based compensation expense for executive employee’s stock options in 2009.

Research and development expenses decreased 61%, or $3.8 million, to $2.4 million for the year ended December 31, 2009, compared to $6.3 million in 2008.

Net loss increased 9%, or $557,000, to $6.7 million for the year ended December 31, 2009, compared to $6.1 million in 2008. With respect to operating expenses, the year–over-year increase in costs resulting from the $4.0 million net cash payment we received in 2008 on our lease termination, which was recognized as a reduction in operating expense, was substantially offset in 2009 by reduced research and development and marketing expenses.

SCOLR Pharma had approximately $1.2 million in cash and cash equivalents, and $437,711 in restricted cash as of December 31, 2009. Including the additional cash received from our financing in March 2010, we anticipate that our existing cash and cash equivalents, together with expected royalties from third parties, will be sufficient to fund our operations into the second half of 2011, unless unforeseen events arise that negatively impact our liquidity.

Michael Taglich, Chairman of the Board, said “On behalf of the Board, I want to thank Steve, Rick and the employees for their hard work in repositioning the company.”

Conference Call
As previously announced, SCOLR Pharma will host a conference call Thursday, March 25, 2010 at 8:30 AM Pacific for a duration of 1 hour (11:30 AM Eastern, 10:30 AM Central, 9:30 AM Mountain). Shareholders and other interested parties may participate in the conference call by dialing (888) 500-6974 (toll free) or (719) 325-2106 and entering access code: 3824418. Please dial in 5 – 10 minutes prior to the scheduled call.

A replay of the conference call will be accessible for 30 days following completion of the call. To access the recording, please dial (888) 203-1112 or (719) 457-0820 and use passcode: 3824418 and follow the instructions.

About SCOLR Pharma:
Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented CDT platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company’s ability to fund its operations until late 2011, the timing and success of FDA approvals, the success of its products in the marketplace and in clinical trials and potential partnership opportunities for its product candidates. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including unanticipated costs and expenses associated with our product development, clinical activities and regulatory review,  reductions in our royalty revenues, our ability to successfully develop new formulations and complete research and development, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if we are not successful in raising additional capital or securing partnership arrangements, we may not be able to advance development and commercialize our products. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

SCOLR Pharma, Inc.
BALANCE SHEETS
(In thousands)

	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$1,176	$6,363
Accounts receivable	269	177
Prepaid expenses and other assets	228	288
Total current assets	1,673	6,828

Property and equipment—net	435	791
Intangible assets—net	565	557
Restricted cash	438	474
Total assets	$3,111	$8,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$47	$239
Accrued liabilities	640	668
Current portion of term loan	—	88
Deferred revenue	25	—
Total current liabilities	712	995

Long-term portion of term loan	—	23
Deferred rent	198	310
Total liabilities	910	1,328

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $0.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $0.001 par value, 41,098,270 and 41,130,270 issued and outstanding as of December 31, 2009 and 2008, respectively	41	41
Additional contributed capital	72,832	71,256
Accumulated deficit	(70,672)	(63,975)
Total stockholders’ equity	2,201	7,322
Total liabilities and stockholders’ equity	$3,111	$8,650

SCOLR Pharma, Inc.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2009	2008
Revenues
Royalty	$935	$958
Total revenues	935	958

Operating expenses
Marketing and selling	194	673
Research and development	2,433	6,268
General and administrative	5,015	4,356

Facility lease termination
Gain from lease buyout	—	(4,100)
Expenses related to relocation and lease buyout	—	117
Total facility lease buyout	—	(3,983)
Total operating expenses	7,642	7,314
Loss from operations	(6,707)	(6,356)

Other income (expense)
Interest expense	(3)	(14)
Interest income	13	230
Total other income (expense)	10	216
Net loss	$(6,697)	$(6,140)
Net loss per share, basic and diluted	$(0.16)	$(0.15)
Shares used in calculation of basic and diluted net loss per share	41,100	41,116

Contacts:
Investor Relations:
SCOLR Pharma, Inc.
425.368.1050